Exhibit 99.1

Assured Guaranty Re Overseas Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Re Ltd.)

Consolidated Financial Statements

December 31, 2018 and 2017

Assured Guaranty Re Overseas Ltd.

Index to Consolidated Financial Statements

December 31, 2018 and 2017

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Overseas Ltd.
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Overseas Ltd. and its subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Overseas Ltd. and its subsidiary as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 11, 2019

Assured Guaranty Re Overseas Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31, 2018	As of December 31, 2017
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $333,716 and $311,275)	$337,278	$323,222
Short-term investments, at fair value	7,209	4,363
Total investment portfolio	344,487	327,585
Loan receivable from affiliate	50,000	60,000
Cash	674	4,725
Premiums receivable, net of commissions payable	11,976	13,500
Ceded unearned premium reserve	23,391	21,748
Deferred acquisition costs	5,747	6,171
Other assets	3,554	3,639
Total assets	$439,829	$437,368
Liabilities and shareholder’s equity
Unearned premium reserve	$35,576	$31,555
Loss and loss adjustment expense reserve	71	224
Reinsurance balances payable, net	15,480	18,857
Deferred tax liability, net	1,599	3,233
Other liabilities	3,751	3,803
Total liabilities	56,477	57,672
Commitments and contingencies (see Note 13)
Common stock ($1.00 par value, 1,000,000 shares authorized, issued and outstanding in 2018 and 2017)	1,000	1,000
Additional paid-in capital	135,964	135,964
Retained earnings	243,574	233,294
Accumulated other comprehensive income, net of tax of $748 and $2,509	2,814	9,438
Total shareholder’s equity	383,352	379,696
Total liabilities and shareholder’s equity	$439,829	$437,368
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2018	2017
Revenues
Net earned premiums	$4,886	$2,159
Net investment income	14,199	12,935
Net realized investment gains (losses)	(1,044)	(172)
Other income (loss)	(10)	24
Total revenues	18,031	14,946
Expenses
Loss and loss adjustment expenses (benefit)	(149)	(625)
Amortization of deferred acquisition costs	1,187	247
Other operating expenses	4,836	4,381
Total expenses	5,874	4,003
Income (loss) before income taxes	12,157	10,943
Provision (benefit) for income taxes
Current	1,750	2,749
Deferred	127	(1,997)
Total provision (benefit) for income taxes	1,877	752
Net income (loss)	$10,280	$10,191

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2018	2017
Net income (loss)	$10,280	$10,191
Change in net unrealized gains (losses) on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(1,754) and $1,162	(6,597)	2,796
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(7) and $(5)	(27)	(6)
Other comprehensive income (loss)	(6,624)	2,790
Comprehensive income (loss)	$3,656	$12,981

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2018 and 2017

(in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2016	$1,000	$135,964	$224,557	$5,200	$366,721
Net income	—	—	10,191	—	10,191
Other comprehensive income	—	—	—	2,790	2,790
Reclassification of stranded tax effects (see Note 10)	—	—	(1,448)	1,448	—
Other	—	—	(6)	—	(6)
Balance at December 31, 2017	1,000	135,964	233,294	9,438	379,696
Net income	—	—	10,280	—	10,280
Other comprehensive loss	—	—	—	(6,624)	(6,624)
Balance at December 31, 2018	$1,000	$135,964	$243,574	$2,814	$383,352

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017
Operating Activities
Net Income	$10,280	$10,191
Adjustments to reconcile net income to net cash flows provided by operating activities:
Net amortization of premium (discount) on investments	1,236	1,412
Provision (benefit) for deferred income taxes	127	(1,997)
Net realized investment losses (gains)	1,044	172
Change in deferred acquisition costs	424	(5,812)
Change in premiums receivable, net of premiums payable and commissions	(1,860)	6,602
Change in ceded unearned premium reserve	(1,643)	(21,748)
Change in unearned premium reserve	4,021	29,832
Change in loss and loss adjustment expense reserve, net	(145)	(656)
Change in current income tax	(374)	584
Change in assumed funds held under reinsurance contracts	—	6,306
Other	407	727
Net cash flows provided by (used in) operating activities	$13,517	$25,613
Investing activities
Fixed-maturity securities:
Purchases	(88,376)	(60,679)
Sales	51,238	6,443
Maturities	12,406	18,253
Net sales (purchases) of short-term investments with original maturities of less than three months	(2,833)	4,690
Proceeds from repayment of loan to affiliate	10,000	10,000
Net cash flows provided by (used in) investing activities	(17,565)	(21,293)
Net cash flows provided by (used in) financing activities	—	—
Effect of foreign exchange rate changes	(3)	2
Increase (decrease) in cash and restricted cash	(4,051)	4,322
Cash and restricted cash at beginning of period (see Note 8)	4,725	403
Cash and restricted cash at end of period (see Note 8)	$674	$4,725
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$2,124	$2,171

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Overseas Ltd.

Notes to Consolidated Financial Statements

December 31, 2018 and 2017

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Overseas Ltd. (AGRO or, together with its subsidiary, the Company) is a wholly-owned subsidiary of Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which is a wholly-owned subsidiary of Assured Guaranty Re Ltd. (AG Re), a Bermuda domiciled company. AG Re is a direct subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), also a Bermuda domiciled company. AGL provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act of 1978, and amendments thereto and related regulations. AGRO owns AG Intermediary Inc., a New York insurance intermediary company. In 2017, AGRO was granted certified reinsurer status by the Missouri Department of Insurance.

AGRO has provided non-financial guaranty insurance and reinsurance on various lines of structured finance business that have similar risk profiles to those of the structured finance financial guaranty transactions insured and reinsured by it and its affiliates, as well as reinsurance on structured finance and public finance financial guaranty business. The Company currently provides insurance and reinsurance mainly for life insurance capital relief transactions and aircraft residual value insurance (RVI) transactions. Life insurance capital relief transactions provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date.

The Company has a portfolio of financial guaranty reinsurance under quota share and excess of loss treaties. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of scheduled principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AGRO and its subsidiary. Intercompany accounts and transactions between and among AGRO and its subsidiary have been eliminated. Certain prior year balances have been reclassified to conform to the current year's presentation.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign currency transactions are reported in the consolidated statement of operations.

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of expenses, including compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 12, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.

Accounting Policies

Premium revenue recognition	Note 4 and Note 11
Loss and loss adjustment expense	Note 5
Policy acquisition costs	Note 6
Fair value measurement	Note 7
Investments and cash	Note 8
Income taxes	Note 10
Loan receivable from affiliate	Note 12
Commitments and contingencies	Note 13

Adopted Accounting Standards

Changes to the Disclosure Requirements for Fair Value Measurement

              In August 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement.  This ASU removed, modified and added additional disclosure requirements on fair value measurements in Topic 820. The Company has adopted this ASU as of December 31, 2018 with the relevant disclosure updates included in Note 7, Fair Value Measurement.

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removed the prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset.  The ASU was adopted on January 1, 2018 with no material effect on the consolidated financial statements.

Future Application of Accounting Standards

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. This ASU will have no effect on the Company's consolidated financial statements.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.  The ASU provides a new current expected credit loss model to account for credit losses on certain financial assets and off-balance sheet exposures (e.g., reinsurance recoverables, premium receivables, held-to- maturity debt securities, and loan commitments). That model requires an entity to estimate lifetime credit losses related to certain financial assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The ASU also makes targeted amendments to the current impairment model for available-for-sale debt securities, which includes requiring the recognition of an allowance rather than a direct write-down of the investment. The allowance may be reversed in the event that the credit of an issuer improves. In addition, the ASU eliminates the existing guidance for purchased credit impaired assets and introduces a new model for purchased financial assets with credit deterioration. That new model would require the recognition of an initial allowance for credit losses, which is added to the purchase price.

                The ASU is effective for fiscal years, and interim period within those fiscal years, beginning after December 15, 2019. For reinsurance recoverables, premiums receivable and debt instruments such as loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. This ASU is not applicable to receivables from affiliates. The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. Early adoption of the amendments is permitted. The Company does not plan to early adopt this ASU. The Company is evaluating the effect that this ASU will have on its financial statements.

Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts.  The amendments in this ASU:

•	improve the timeliness of recognizing changes in the liability for future policy benefits and modify the rate used to discount future cash flows,

•	simplify and improve the accounting for certain market-based options or guarantees associated with deposit (or account balance) contracts,

•	simplify the amortization of deferred acquisition costs, and

•	improve the effectiveness of the required disclosures.

This ASU does not impact the Company’s financial guaranty insurance contracts, but may impact its accounting for certain non-financial guaranty contracts. This ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. Early adoption of the amendments is permitted. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

2.    Ratings

The financial strength ratings (or similar rating) for AGRO are AA (stable) as of June 26, 2018 by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) and A+ (stable) as of July 13, 2018 by A.M. Best Company, Inc. AGRO's ratings are subject to continuous rating agency review and revision or withdrawal at any time. In addition, the Company periodically assesses the value of each rating assigned to it, and as a result of such assessment may request that a rating agency add or drop a rating.

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AGRO in the future.

For a discussion of the effects of rating actions on the Company, see Note 11, Reinsurance.

3.	Outstanding Exposure

The Company's outstanding exposure is primarily to assumed reinsurance. Approximately 89% and 92% of its gross outstanding exposure was assumed exposure as of December 31, 2018 and December 31, 2017 respectively, with the remainder written on a direct basis. The Company’s reinsurance exposure is to both non-financial guaranty structured finance transactions (life insurance capital relief transactions and RVI) and to financial guaranty transactions (both public finance and structured finance).

Life Insurance Capital Relief Transactions

Life insurance capital relief transactions assumed by the Company provide U.S. life insurers and reinsurers capital relief from the excess statutory reserves they are required to hold by U.S. state regulators over what the respective life insurers and reinsurers believe are necessary for level premium term life insurance policies. The Company underwrites life insurance capital relief transactions by evaluating the amount and type of assets supporting the excess statutory reserves for a pool of life insurance policies. The Company would be required to pay reinsurance claims if mortality rates in the insured pool significantly exceeded currently expected mortality rates and if the assets supporting the excess statutory reserves to cover such an increase in mortality rates were exhausted.

The Company has executed life insurance capital relief transactions in both financial guaranty form (included in the structured finance financial guaranty insurance exposure totals in this note) and non-financial guaranty form (shown as separate captions in this report).

Residual Value Insurance

The Company started providing insurance and reinsurance on aircraft RVI policies in the first quarter of 2017. RVI policies guarantee that a specific, properly maintained asset will have a specified value at a specified future date, or strike date.  The Company seeks to limit its exposure to losses by underwriting aviation assets that it views as investment grade (IG) at inception, diversifying its insured portfolio across aircraft types and policy strike dates. This approach is designed to reduce the Company’s exposure to the severe devaluation of a specific aircraft type or a temporary disruption in the overall aviation market.  The RVI policy amount is set at or below a stressed forecasted value for the asset, so that the asset value would need to be below the stressed forecasted amount on the strike date for payment to be due under the RVI policy, with the loss under the RVI policy being the difference between the RVI amount and the amount recovered on the asset. Payment under the policy is contingent upon several factors, including, but not limited to, the asset being delivered to an agreed upon location in a satisfactory condition and without any liens, with deductions being made for any required repairs or improvements. The reinsurance market for this product is currently active, and the Company may choose to obtain additional reinsurance for its aircraft RVI reinsurance portfolio in the future in order to manage the size of the total portfolio and the exposure to specific aircraft types.

The Company's RVI transactions were executed in non-financial guaranty form.

Financial Guaranty

The Company seeks to limit its exposure to losses by underwriting obligations that it views as IG at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requiring rigorous subordination or collateralization requirements. Reinsurance may be used in order to reduce net exposure to certain insured transactions. While the Company has not provided new financial guaranty reinsurance in the recent past, it may do so again in the future. None of the Company’s direct and assumed financial guaranty contracts are written in derivative form.

Public finance obligations covered by financial guaranty insurance assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads and government office buildings.

Structured finance obligations covered by financial guaranty insurance assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company also provides non-financial guaranty insurance and reinsurance on transactions without special purpose entities but with similar risk profiles to its structured finance exposures written in financial guaranty form.

Significant Risk Management Activities

The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of AGL's senior management and senior risk and surveillance officers, establishes AGL-wide credit policy for AGL's direct and assumed business. It implements specific underwriting procedures and limits for AGL and allocates underwriting capacity among AGL's subsidiaries, including the Company. The Portfolio Risk Management Committee is responsible for enterprise risk management for AGL and focuses on measuring and managing credit, market and liquidity risk for AGL. All transactions in new asset classes or new jurisdictions must be approved by this committee. The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company's ceding companies, particularly the Company's affiliates Assured Guaranty Municipal Corp. (AGM) and Assured Guaranty Corp. (AGC), also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into IG and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter, although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company's credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Losses, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal credit ratings.

Net Exposure (1)
by Internal Rating
As of December 31, 2018

	Life Insurance Capital Relief Transactions		RVI		Financial Guaranty		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$60,989	26.5%	$60,989	5.0%
AA	762,641	100.0	—	—	10,545	4.6	773,186	63.9
A	—	—	—	—	83,463	36.4	83,463	6.9
BBB	—	—	218,059	100.0	74,561	32.5	292,620	24.2
BIG (2)	—	—	—	—	11	—	11	—
Total net exposure	$762,641	100.0%	$218,059	100.0%	$229,569	100.0%	$1,210,269	100.0%

Net Exposure (1)
by Internal Rating
As of December 31, 2017

	Life Insurance Capital Relief Transactions		RVI		Financial Guaranty		Total
Rating Category	Net Exposure	%	Net Exposure	%	Net Exposure	%	Net Exposure	%
	(dollars in thousands)
AAA	$—	—%	$—	—%	$87,663	32.6%	$87,663	8.1%
AA	675,226	100.0	—	—	4,033	1.5	679,259	62.7
A	—	—	—	—	95,470	35.6	95,470	8.8
BBB	—	—	139,479	100.0	65,061	24.2	204,540	18.9
BIG (2)	—	—	—	—	16,277	6.1	16,277	1.5
Total net exposure	$675,226	100.0%	$139,479	100.0%	$268,504	100.0%	$1,083,209	100.0%
____________________

(1)
Exposure for life insurance capital relief transactions and RVI is shown net of any reinsurance ceded. For financial guaranty contracts, exposure is the par outstanding of the insured obligation net of any reinsurance ceded.

(2)
BIG exposure relates to one risk at December 31, 2018, which relates to general obligation bonds, and four risks at December 31, 2017, which are primarily structured finance commercial receivables. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

Gross Exposure

Sector	As of December 31, 2018	As of December 31, 2017
	(in thousands)
Life insurance capital relief transactions	$880,138	$772,860
RVI	339,853	201,273
Financial guaranty U.S. public finance	146,117	142,570
Financial guaranty non-U.S. public finance	—	10,054
Financial guaranty U.S. structured finance	459,452	491,880
Total gross exposure	$1,825,560	$1,618,637

Net Exposure (1)
by Sector

Sector	As of December 31, 2018	As of December 31, 2017
	(in thousands)
Life insurance capital relief transactions (2)	$762,641	$675,226
RVI	218,059	139,479
Financial guaranty U.S. public finance:
General obligation	77,597	80,917
Investor-owned utilities	45,000	45,000
Municipal utilities	8,560	7,858
Tax-backed	8,060	1,238
Transportation	6,900	7,557
Financial guaranty U.S. public finance	146,117	142,570
Financial guaranty non-U.S. public finance:
Infrastructure finance	—	10,054
Financial guaranty non-U.S. public finance	—	10,054
Financial guaranty U.S. structured finance:
Commercial receivables	10,509	16,263
Other asset-backed tax credit	72,943	99,617
Financial guaranty U.S. structured finance	83,452	115,880
Total net exposure	$1,210,269	$1,083,209
____________________

(1)
Exposure for life insurance capital relief transactions and RVI is shown net of any reinsurance ceded. For financial guaranty contracts, exposure is the par outstanding of the insured obligation net of any reinsurance ceded.

(2)	The life insurance capital relief transactions net exposure is expected to continue to increase over the next five years to up to $1 billion.

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of financial guaranty structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Exposure
As of December 31, 2018

	Life Insurance Capital Relief Transactions (1)	RVI	Financial Guaranty U.S. Public Finance	Financial Guaranty U.S. Structured Finance	Total
	(in thousands)
0 to 5 years	$(218,044)	$77,685	$80,593	$79,799	$20,033
5 to 10 years	37,548	113,378	24,738	3,653	179,317
10 to 15 years	275,615	26,996	18,916	—	321,527
15 to 20 years	667,522	—	17,641	—	685,163
20 years and above	—	—	4,229	—	4,229
Total net exposure	$762,641	$218,059	$146,117	$83,452	$1,210,269
____________________

(1)	The life insurance capital relief transactions net exposure is expected to continue to increase over the next five years.

Additional Information Regarding the Financial Guaranty Portfolio

The Company seeks to maintain a diversified portfolio of insured financial guaranty obligations designed to spread its financial guaranty risk across a number of geographic areas, all in the U.S.

Financial Guaranty Portfolio
Geographic Distribution of
Net Par Outstanding
As of December 31, 2018

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in thousands)
U.S. public finance:
Illinois	5	$63,019	27.5%
Michigan	5	45,335	19.7
California	16	17,290	7.5
Other states (1)	35	20,473	8.9
Total U.S. public finance	61	146,117	63.6
U.S. structured finance (multiple states)	6	83,452	36.4
Total	67	$229,569	100.0%
____________________

(1)	No individual state net exposure is greater than 5%.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands)
Public finance	$205,937	$222,347	$205,937	$222,347
U.S. structured finance	465,430	502,629	89,430	126,629
Total financial guaranty	$671,367	$724,976	$295,367	$348,976

4.	Premiums

Accounting Policies

Life Insurance Capital Relief Transactions and RVI (non-financial guaranty)

The amount of unearned premium reserve at contract inception for premiums received upfront on RVI transactions is equal to the amount of cash received, and for premiums received in installments on life insurance capital relief transactions, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company records earned premium for RVI contracts over the remaining contract period in proportion to the amount of insurance protection provided, and for life insurance capital relief transactions, when premiums are due. For life insurance capital relief transactions and RVI, premiums receivable consist of the amount of contractual premiums due.

Financial Guaranty Insurance

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents unearned premium revenue that has not yet been recognized in the statement of operations.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts, unearned premium reserve is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral consists of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes unearned premium reserve for financial guaranty insurance contracts as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

Reinsurance

For assumed reinsurance contracts, net earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some external ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to reinsurance assumed contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts. The accounting model used for premium and loss recognition is based on the underlying contracts of the ceding company as described below.

Premium Components

Direct and assumed unearned premium reserve is recorded as a liability, and ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 11, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2018	2017
	(in thousands)
Life insurance capital relief transactions	$2,107	$1,196
RVI	2,354	417
Financial guaranty insurance:
Scheduled net earned premiums	421	531
Accelerations from refundings	1	7
Accretion of discount on net premiums receivable	3	8
Financial guaranty insurance	425	546
Net earned premiums	$4,886	$2,159

Components of
Unearned Premium Reserve

	As of December 31, 2018			As of December 31, 2017
	Gross	Ceded	Net	Gross	Ceded	Net
	(in thousands)

Life insurance capital relief transactions and RVI	$19,748	$8,122	$11,626	$13,149	$4,345	$8,804
Financial guaranty:
Deferred premium revenue	15,829	15,269	560	18,406	17,403	1,003
Contra-paid (1)	(1)	—	(1)	—	—	—
Unearned premium reserve	15,828	15,269	559	18,406	17,403	1,003
Total	$35,576	$23,391	$12,185	$31,555	$21,748	$9,807
 ____________________

(1)	Contra paid reflects claim payments that are recorded when there is no loss and loss adjustment expense (LAE) reserve on a contract.

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2018	2017
	(in thousands)
Beginning of year	$13,500	$1,245
Less: Life insurance capital relief transactions and RVI premium receivable (non-financial guaranty)	458	162
Financial guaranty insurance premiums receivable	13,042	1,083
Gross written premiums, net of commissions	—	12,432
Gross premiums received, net of commissions	(1,869)	(467)
Adjustments:
Changes in the expected term	(101)	(70)
Accretion of discount, net of commissions on assumed business	268	55
Cancellation of assumed reinsurance	26	—
Other adjustments	—	9
Financial guaranty insurance premium receivable	11,366	13,042
Life insurance capital relief transactions and RVI premium receivable (non-financial guaranty)	610	458
December 31,	$11,976	$13,500

The Company has no installment premiums receivable denominated in currencies other than the U.S. dollar.

The timing and cumulative amount of actual collections may differ from expected collections in the table below due to factors such as counterparty collectability issues, accelerations, commutations, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2018
(in thousands)
2019 (January 1 – March 31)	$968
2019 (April 1 – June 30)	411
2019 (July 1 – September 30)	422
2019 (October 1 – December 31)	411
2020	1,662
2021	1,645
2022	1,579
2023	1,424
2024-2028	3,813
Total	$12,335

The timing and cumulative amount of actual net earned premiums may differ from expected net earned premiums in the table below due to factors such as accelerations, commutations, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2018
(in thousands)
2019 (January 1 – March 31)	$78
2019 (April 1 – June 30)	76
2019 (July 1 – September 30)	46
2019 (October 1 – December 31)	30
Subtotal 2019	230
2020	115
2021	88
2022	61
2023	34
2024-2028	31
2029-2033	1
Net unearned premium reserve	560
Future accretion	1
Total future net earned premiums	$561

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2018	As of December 31, 2017
	(dollars in thousands)
Premiums receivable, net of commission payable	$11,366	$13,042
Gross unearned premium reserve	15,412	17,880
Weighted‑average risk-free rate used to discount premiums	2.4%	2.4%
Weighted‑average period of premiums receivable (in years)	3.7	4.1

5.    Losses

Expected Loss to Be Paid

Net expected loss to be paid in the tables below consists of life insurance capital relief transactions and RVI (non-financial guaranty) as well as financial guaranty insurance. Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

For financial guaranty contracts, the expected loss to be paid is equal to the present value of expected future cash outflows for claim and LAE payments, net of inflows for expected salvage and subrogation (e.g., future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on underlying collateral, and other estimated recoveries), using current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates (for financial guaranty contracts), accretion of discount (for financial guaranty contracts) and the economic effects of loss mitigation efforts.

Loss Estimation Process

The Company’s loss reserve committee estimates expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on actual developments during the quarter and its view of future performance.

The financial guaranties insured or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties or reinsurance. In addition, some of the Company's non-financial guaranty contracts cover an extended period. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsurance contract. Performance can be adversely affected by economic, fiscal and financial market variability, as well as more specific factors such as mortality and the market for assets covered by RVI insurance, over the life of the contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. Changes in the Company's loss estimates for life insurance capital relief transactions' exposures will be influenced by factors impacting mortality rates and changes in the Company's loss estimates for RVI exposures will be influenced by factors impacting the value of the covered assets.

The Company does not use traditional actuarial approaches to determine its estimates of financial guaranty expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

The following table presents a roll forward of net expected loss to be paid for all contracts. The net expected loss and loss reserves of financial guaranty contracts included in the table has been discounted by the Company using the appropriate risk-free rates for U.S. dollar denominated obligations, that ranged from 0.00% to 3.06% with a weighted average of 2.46% as of December 31, 2018 and from 0.00% to 2.78% with a weighted average of 1.79% as of December 31, 2017.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2018	2017
	(in thousands)
Net expected loss to be paid, beginning of period (1)	$226	$943
Economic loss development (benefit) due to:
Accretion of discount	4	5
Changes in discount rates	(2)	(2)
Changes in timing and assumptions	(226)	(688)
Total economic loss development (benefit) (2)	(224)	(685)
Net (paid) recovered losses	(2)	(32)
Net expected loss to be paid, end of period (1)	$—	$226
___________________

(1)	There were no expected LAE to be paid as of December 31, 2018 and December 31, 2017.

(2)	See below for the rollforward of non-financial guaranty reserves and losses and LAE and reinsurance recoverable.

The Company had exposure to $11 thousand of BIG U.S. public finance with a de minimis expected loss to be paid as of December 31, 2018, compared with exposure of $16 million in commercial receivables and public finance transactions with an expected loss to be paid of $226 thousand as of December 31, 2017. The commercial receivable transactions were upgraded in 2018. The economic benefit across all sectors during 2018 was $225 thousand, which was due primarily to improved transaction performance. The economic benefit during 2017 was $177 thousand, which was due primarily to partial amortization of the insured exposure with no claims to the Company. There was no net expected loss to be paid as of December 31, 2018 and December 31, 2017 for life insurance capital relief transactions and RVI contracts.

Accounting Policies

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for a financial guaranty contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid on financial guaranty contracts that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

For non-financial guaranty insurance, loss reserves consist of the estimates of unpaid reported losses and estimates for incurred but not reported losses. The reserve for unpaid reported losses, established by management based on reports from ceding companies, represents the estimated ultimate cost of events or conditions that have been reported to or specifically identified by the Company.  Such reserves are supplemented by management’s estimates of reserves for losses incurred for which reports or claims have not been received.  These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the statement of operations in the period in which they are determined.

Expected Loss to be Expensed For Financial Guaranty Insurance

Expected loss to be expensed represents past or expected future financial guaranty net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount. The Company had a de minimis amount of net expected loss to be expensed at December 31, 2018.

Loss Activity and Components

The following table provides information on loss and LAE reserves, net of reinsurance.

Loss and LAE Reserve
Net of Reinsurance Recoverable on Unpaid Losses
Insurance Contracts

	As of December 31, 2018	As of December 31, 2017
	(in thousands)
Financial guaranty U.S. public finance	$—	$—
Financial guaranty U.S. structured finance	—	152
Net reserves	$—	$152

The following table provides a reconciliation of the beginning and ending balances of non-financial guaranty reserves for losses and LAE and reinsurance recoverable.

Rollforward of Non-Financial Guaranty
Reserves for Losses and LAE

	Year Ended December 31, 2018	Year Ended December 31, 2017
	(in thousands)
Balance as of January 1	$72	$706
Less: Reinsurance recoverable	72	166
Net loss and LAE reserve balance as of January 1	—	540
Incurred losses and LAE related to:
Current year	—	—
Prior years (1)	1	(510)
Total incurred losses and LAE	1	(510)
Loss and LAE (paid) recovered related to:
Current year	—	—
Prior years	(1)	(30)
Total loss and LAE (paid) recovered	(1)	(30)
Net balance as of December 31	—	—
Plus: reinsurance recoverable	71	72
Balance as of December 31	$71	$72
_____________________

(1)
The economic benefit during 2017 was due primarily to the settlement of certain claims at amounts lower than previously anticipated and the paydown of certain insured exposures with zero claims to the Company.

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2018	2017
	(in thousands)
Non-financial guaranty insurance:
Mortgage (1)	$—	$(175)
Trade credit (1)	—	(45)
Catastrophe (1)	—	(299)
Life	1	9
Non-financial guaranty insurance	1	(510)
Financial guaranty insurance
U.S. public finance	1	1
U.S. structured finance	(151)	(116)
Financial guaranty insurance	(150)	(115)
Loss and LAE	$(149)	$(625)
_____________________

(1)	Represent losses on certain legacy transactions, including property catastrophe reinsurance and Irish mortgage reinsurance.

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2018 and 2017

	BIG Categories (1)
	As of December 31, 2018	As of December 31, 2017
	(dollars in thousands)
Number of risks (2)	1	4
Remaining weighted-average contract period (in years)	2.4	1.5
Outstanding exposure:
Principal	$11	$16,277
Interest	2	1,804
Total	$13	$18,081
Expected cash outflows (inflows)	$—	$233
Potential recoveries	—	—
Subtotal	—	233
Discount	—	(7)
Present value of expected cash flows	$—	$226
Unearned premium reserve	$—	$73
Reserves	$—	$152
_____________________

(1)	All financial guaranty BIG transactions are classified as category 1.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

6.     Policy Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded and assumed reinsurance contracts, are deferred and reported net.

Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine deferral rates.

Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is recognized at that time. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2018	2017
	(in thousands)
Beginning of year	$6,171	$359
Deferrals	649	6,039
Amortization	(1,073)	(227)
End of year	$5,747	$6,171

7.	Fair Value Measurement

The Company carries all of its investment portfolio at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2018, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability’s categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

During the periods presented, there were no transfers into or from Level 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

As of December 31, 2018, the Company used models to price eight securities with a fair value of $14 million. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments
Carried at Fair Value
As of December 31, 2018

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities:
Obligations of state and political subdivisions	$134,590	$—	$134,590	$—
U.S. government and agencies	11,292	—	11,292	—
Corporate securities	103,182	—	103,182	—
Mortgage-backed securities:
Residential mortgage-backed securities (RMBS)	57,994	—	54,059	3,935
Commercial mortgage-backed securities (CMBS)	18,583	—	18,583	—
Asset-backed securities	11,637	—	1,579	10,058
Total fixed-maturity securities	337,278	—	323,285	13,993
Short-term investments	7,209	2,213	4,996	—
Total assets carried at fair value	$344,487	$2,213	$328,281	$13,993

Fair Value Hierarchy of Financial Instruments
Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets:
Investment portfolio, available-for-sale (1):
Fixed-maturity securities:
Obligations of state and political subdivisions	$142,359	$—	$142,359	$—
U.S. government and agencies	11,746	—	11,746	—
Corporate securities	109,485	—	109,485	—
Mortgage-backed securities:
RMBS	33,465	—	27,878	5,587
CMBS	18,859	—	18,859	—
Asset-backed securities	7,308	—	—	7,308
Total fixed-maturity securities	323,222	—	310,327	12,895
Short-term investments	4,363	2,366	1,997	—
Total assets carried at fair value	$327,585	$2,366	$312,324	$12,895
 ____________________

(1)	Change in fair value is included in other comprehensive income (OCI) or net realized gains (losses) on investments, if other-than-temporarily impaired.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2018 and 2017.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2018

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2017	$5,587		$7,308
Total pretax realized and unrealized gains/(losses) recorded in (1):
Net income (loss)	586	(2)	17	(2)
Other comprehensive income (loss)	(435)		(159)
Purchases	—		7,281
Settlements	(1,803)		(4,389)
Fair value as of December 31, 2018	$3,935		$10,058
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2018	$(188)		$(134)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2017

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2016	$5,611		$7,150
Total pretax realized and unrealized gains/(losses) recorded in (1):
Net income (loss)	690	(2)	49	(2)
Other comprehensive income (loss)	16		(30)
Purchases	—		5,700
Settlements	(730)		(5,561)
Fair value as of December 31, 2017	$5,587		$7,308
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2017	$42		$18
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net investment income.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2018

Financial Instrument Description (1)	Fair Value at December 31, 2018 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$3,935	Conditional prepayment rate	4.5%	-	6.5%	6.4%
		Conditional default rate	2.5%	-	3.6%	2.6%
		Loss severity	85.0%
		Yield	6.7%	-	7.0%	7.0%

Asset-backed securities (Collateralized loan obligation)	10,058	Yield	4.3%	-	4.5%	4.4%

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description (1)	Fair Value at December 31, 2017 (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$5,587	Conditional prepayment rate	1.3%	-	5.6%	1.6%
		Conditional default rate	3.0%	-	5.1%	3.2%
		Loss severity	75.0%	-	90.0%	76.2%
		Yield	5.3%	-	6.3%	6.2%

Asset-backed securities (Collateralized loan obligation)	7,308	Yield	3.0%	-	3.4%	3.1%
____________________

(1)	Discounted cash flow is used as the primary valuation technique for all financial instruments listed in these tables.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3 in the fair value hierarchy.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2018		As of December 31, 2017
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets:
Loan receivable from affiliate	$50,000	$45,693	$60,000	$58,270
Other assets (2)	3,437	3,437	3,527	3,527
Liabilities:
Financial guaranty insurance contracts (1)	4,605	4,605	5,489	5,838
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, net of reinsurance.

(2)	The Company’s other assets consist of accrued interest, for which the carrying value approximates fair value.

8.	Investments and Cash

Accounting Policy

The Company's investment portfolio consists of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations. Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments (OTTI) on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash at December 31, 2018 and 2017.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine OTTI for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an OTTI is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. The assumptions used in these projections require the use of significant management judgment.

In addition to the factors noted above, the Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $3.4 million and $3.5 million as of December 31, 2018 and December 31, 2017, respectively.

Net Investment Income

	Year Ended December 31,
	2018	2017
	(in thousands)
Income from fixed-maturity securities	$11,388	$10,168
Interest income from loan receivable from affiliate (see Note 12)	3,043	3,036
Gross investment income	14,431	13,204
Investment expenses	(232)	(269)
Net investment income	$14,199	$12,935

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2018	2017
	(in thousands)
Gross realized gains on investment portfolio	$94	$—
Gross realized losses on investment portfolio	(1,138)	(162)
OTTI	—	(10)
Net realized investment gains (losses)	$(1,044)	$(172)

There was de minimis amount of credit losses balance as of both December 31, 2018 and December 31, 2017 for fixed-maturity securities for which the Company has recognized an OTTI and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

As of December 31, 2018, the majority of the investment portfolio is managed by one outside manager. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside manager to purchase securities rated lower than A- by S&P or A3 by Moody’s Investors Service, Inc. (Moody’s), excluding an allocation not to exceed 5% of the aggregate externally managed portfolio, to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

The investment portfolio tables shown below include assets managed both externally and internally. The internally managed portfolio (excluding short-term investments) consists of the Company's investments in securities for other risk management purposes. As of December 31, 2018 and 2017, internally managed securities were $4 million and $6 million, respectively.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2018

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
		(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	39%	$130,587	$4,294	$(291)	$134,590	$—	AA
U.S. government and agencies	3	10,258	1,044	(10)	11,292	—	AA+
Corporate securities	31	104,740	750	(2,308)	103,182	—	A
Mortgage-backed securities (4):
RMBS	17	57,864	513	(383)	57,994	(31)	AA
CMBS	5	18,486	124	(27)	18,583	—	AAA
Asset-backed securities	3	11,781	—	(144)	11,637	—	AAA
Total fixed-maturity securities (5)	98	333,716	6,725	(3,163)	337,278	(31)	AA-
Short-term investments	2	7,209	—	—	7,209	—	AAA
Total investment portfolio	100%	$340,925	$6,725	$(3,163)	$344,487	$(31)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (3)
		(dollars in thousands)
Fixed-maturity securities:
Obligations of state and political subdivisions	43%	$135,681	$6,991	$(313)	$142,359	$—	AA
U.S. government and agencies	3	10,384	1,362	—	11,746	—	AA+
Corporate securities	35	107,141	2,486	(142)	109,485	—	A
Mortgage-backed securities (4):
RMBS	10	32,401	1,083	(19)	33,465	3	A+
CMBS	6	18,396	487	(24)	18,859	—	AAA
Asset-backed securities	2	7,272	36	—	7,308	—	AAA
Total fixed-maturity securities (5)	99	311,275	12,445	(498)	323,222	3	AA-
Short-term investments	1	4,363	—	—	4,363	—	AAA
Total investment portfolio	100%	$315,638	$12,445	$(498)	$327,585	$3	AA-
____________________

(1)	Based on amortized cost.

(2)	See Note 14, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	U.S. government-agency obligations were approximately 75% of mortgage backed securities as of December 31, 2018 and 59% as of December 31, 2017 based on fair value.

(5)	1.2% and 1.7% of fixed-maturity securities are rated BIG as of as of December 31, 2018 and December 31, 2017, respectively, based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2018 and December 31, 2017 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2018 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
California	$2,861	$1,504	$21,771	$26,136	$25,475	AA-
Texas	2,177	3,133	18,373	23,683	23,015	AA
New York	—	3,230	13,707	16,937	16,081	AA+
Washington	—	—	9,434	9,434	9,198	AA-
Florida	—	2,886	4,296	7,182	6,919	AA-
Pennsylvania	4,164	—	2,874	7,038	7,033	AA-
District of Columbia	562	—	5,850	6,412	6,340	AA
Virginia	—	—	5,859	5,859	5,720	AA+
Minnesota	—	—	2,786	2,786	2,733	AA-
Oklahoma	—	—	2,300	2,300	2,290	A+
All others	2,253	1,169	17,131	20,553	19,969	AA-
Total	$12,017	$11,922	$104,381	$128,320	$124,773	AA

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2017 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in thousands)
California	$2,974	$1,591	$16,759	$21,324	$20,143	AA
Texas	2,272	3,111	15,261	20,644	19,641	AA-
New York	—	1,169	16,545	17,714	16,306	AA+
Washington	2,418	—	10,653	13,071	12,696	AA
Florida	—	2,982	4,353	7,335	7,015	AA-
Virginia	—	—	6,063	6,063	5,802	AA+
Pennsylvania	2,969	—	2,979	5,948	5,852	AA-
Minnesota	—	2,280	2,897	5,177	5,094	AA
District of Columbia	584	—	3,748	4,332	4,198	AA-
Georgia	1,865	—	2,328	4,193	4,097	AA
All others	2,321	5,987	23,165	31,473	30,302	AA
Total	15,403	17,120	104,751	137,274	131,146	AA
____________________

(1)
Excludes $6.3 million and $5.1 million as of December 31, 2018 and 2017, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2018		As of December 31, 2017
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in thousands)
Transportation	$34,530	$34,068	$23,784	$23,126
Water and sewer	22,703	21,592	28,173	26,261
Higher education	14,821	14,506	10,578	10,077
Municipal utilities	13,397	13,125	16,501	15,885
Healthcare	9,813	9,615	12,858	12,451
Tax backed	9,117	8,603	12,857	11,846
Total	$104,381	$101,509	$104,751	$99,646

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2018

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$2,096	$(8)	$12,384	$(283)	$14,480	$(291)
U.S. government and agencies	3,197	(10)	—	—	3,197	(10)
Corporate securities	9,371	(331)	31,836	(1,977)	41,207	(2,308)
Mortgage-backed securities
RMBS	4,797	(55)	14,097	(328)	18,894	(383)
CMBS	4,290	(27)	—	—	4,290	(27)
Asset-backed securities	11,637	(144)	—	—	11,637	(144)
Total	$35,388	$(575)	$58,317	$(2,588)	$93,705	$(3,163)
Number of securities (1)		24		39		62
Number of securities with OTTI		1		—		1

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$8,920	$(112)	$14,443	$(201)	$23,363	$(313)
Corporate securities	24,630	(97)	2,071	(45)	26,701	(142)
Mortgage-backed securities
RMBS	490	(2)	502	(17)	992	(19)
CMBS	2,832	(24)	—	—	2,832	(24)
Total	$36,872	$(235)	$17,016	$(263)	$53,888	$(498)
Number of securities		29		15		44
Number of securities with OTTI		—		—		—
__________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2018, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of December 31, 2018 was $396 thousand. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2017, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2017 were yield related and not the result of OTTI.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2018 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2018

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$—	$—
Due after one year through five years	46,947	47,780
Due after five years through 10 years	106,937	106,818
Due after 10 years	103,482	106,103
Mortgage-backed securities:
RMBS	57,864	57,994
CMBS	18,486	18,583
Total	$333,716	$337,278

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements in the amount of $2.9 million and $3.8 million as of December 31, 2018 and December 31, 2017, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2018 and 2017, respectively.

9.	Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to the Bermuda Monetary Authority (the Authority) for AGRO.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(in thousands)
AGRO	$383,308	$379,664	$10,280	$10,191

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AGRO's statutory statements, that are admissable assets under GAAP.

Dividend Restrictions and Capital Requirements

For AGRO, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, without AGRO certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2019 AGRO has the capacity to (i) make capital distributions in an aggregate amount up to $21 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $96 million as of December 31, 2018. Such dividend capacity can be further limited by the actual amount of AGRO’s unencumbered assets, which were approximately $342 million as of December 31, 2018.

The Company did not declare or pay dividends during 2018 or 2017.

10.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AGRO is not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file U.S. consolidated federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation

Effect of the 2017 Tax Cuts and Jobs Act

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (Tax Act) was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21% and implementation of a territorial tax system. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances. As of December 31, 2018, the accounting for the income tax effects of the Tax Act has been completed and the total net impact resulting from the Tax Act is a benefit of $1.9 million, which was included as a component of income tax expense from continuing operations. Substantially all of the benefit was recorded as provisional amount in 2017.

Reclassification of Stranded Tax Effects

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Comprehensive Income, which allows entities to elect to reclassify, from accumulated OCI (AOCI) to retained earnings, stranded tax effects resulting from the Tax Act.

Under existing U.S. GAAP, deferred tax assets and liabilities are required to be adjusted for the effect of a change in tax laws or rates, with the effect included in income from continuing operations in the reporting period that includes the enactment date, even in situations in which the related income tax effects of items in AOCI were originally recognized in OCI (rather than in net income). This results in the tax rate for items within AOCI continuing to be recorded at the previous tax rate (stranded tax effects).

The Company adopted this ASU in its 2017 financial statements and elected to reclassify a loss of approximately $1.4 million from AOCI to retained earnings, which is attributable to the reduction in the corporate tax rate.

Provision for Income Taxes

A reconciliation of the difference between the provision for income taxes and the expected tax provision at the U.S. marginal corporate income tax rate of 21% for 2018 and 35% for 2017 is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2018	2017
	(in thousands)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$2,553	$3,830
Tax exempt interest	(455)	(888)
Effect of provision to tax return filing adjustment	(240)	(224)
Effects of transitional adjustments related to the Tax Act	18	(1,931)
Other	1	(35)
Total provision (benefit) for income taxes	$1,877	$752
Effective tax rate	15.4%	6.9%

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31, 2018	As of December 31, 2017
	(in thousands)
Deferred tax assets (liabilities)	$(1,599)	$(3,233)
Current tax assets (liabilities) (1)	(77)	(451)
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2018	2017
	(in thousands)
Deferred tax assets:
Unearned premium reserves, net	$948	$—
Deferred compensation	52	103
Other	21	15
Total deferred income tax assets	1,021	118
Deferred tax liabilities:
Deferred acquisition costs	1,326	199
Unrealized appreciation on investments	748	2,509
Market discount	469	358
Unearned premium reserves, net	—	84
Other	77	201
Total deferred income tax liabilities	2,620	3,351
Net deferred income tax asset (liability)	$(1,599)	$(3,233)

Audits

AGOUS is not currently under audit and has open tax years of 2015 forward.

11.	Reinsurance

The Company assumes exposure (Assumed Business) and may cede portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of ceding commissions. The Company historically entered into, and with respect to its new business continues to enter into, ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model used is the same model as would be used if the Company wrote the underlying contract directly instead of assuming it (see Note 4, Premiums and Note 5, Losses).

Financial Guaranty Business

The Company assumes financial guaranty business (Assumed Financial Guaranty Business) from affiliated companies and non-affiliate insurers and reinsurers, primarily other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria;

•	if the Company fails to maintain a specified minimum financial strength rating, or

•upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a statutory basis of accounting, attributable to the assumed business (plus, in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business.

The Company cedes financial guaranty business to a non-affiliated company. In the event that the reinsurer is unable to meet its obligations, the Company would be liable for such defaulted amounts.

Non-Financial Guaranty Life Insurance Capital Relief Transactions and RVI

As described in Note 3, Outstanding Exposure, the Company assumes from non-affiliate insurers non-financial guaranty business comprising life insurance capital relief transactions and RVI. It also retrocedes some of this business to non-affiliate reinsurers. A downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2018, an estimated $2 million of collateral in respect of certain of its assumed non-financial guaranty transactions. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such transactions the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2018, an estimated $8 million of collateral in respect of a different portion of AGRO’s assumed non-financial guaranty business. AGRO’s ceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded business upon certain triggering events, such as reinsurer rating downgrades.

Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses, which includes financial guaranty and non-financial guaranty (life insurance capital relief transactions and RVI) business.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2018	2017
	(in thousands)
Premiums Written:
Direct	$9,008	$—
Assumed	2,330	32,380
Ceded	(4,163)	(22,154)
Net	$7,175	$10,226
Premiums Earned:
Direct	$376	$352
Assumed	7,408	2,280
Ceded	(2,898)	(473)
Net	$4,886	$2,159
Loss and LAE:
Assumed	$(160)	$(718)
Ceded	11	93
Net	$(149)	$(625)

Exposure to Reinsurers (1)

	As of December 31, 2018		As of December 31, 2017
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in thousands)
Due (To) From:
Assumed premium, net of commissions	$11,232	$610	$12,535	$459
Ceded premium, net of commissions	—	(15,473)	—	(18,857)
Assumed expected loss to be paid	—	(71)	(226)	(72)
Ceded expected loss to be paid	—	71	—	72
Assumed unearned premium reserve	(15,612)	(10,929)	(17,866)	(13,286)
Ceded unearned premium reserve	—	23,391	—	21,748
Outstanding Exposure:
Financial guaranty
Assumed par outstanding	471,098	73,529	482,113	74,774
Ceded par outstanding (2)	—	376,000	—	376,000
Non-financial guaranty (see Note 3)
Assumed	—	1,081,410	—	974,132
Ceded	—	239,291	—	159,428
____________________

(1)	There was no collateral posted by non-affiliate reinsurers as of December 31, 2018 and December 31, 2017.

(2)	All ceded par is rated IG as of December 31, 2018 and December 31, 2017.

12.	Related Party Transactions

Expense Sharing Agreements

In the first quarter of 2017, AGRO's affiliate, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group. AG Services replaced AGRO’s affiliate, AGC, which previously served such role.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.  Accordingly, effective January 1, 2017, (i) AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services; and (ii) the then existing group service agreement in place between AGC and various of its affiliates, including AGRO, was amended and restated to replace AGC with AG Services as the payroll company and service provider under the agreement.  Under such amended and restated agreement (the Group Service Agreement), AG Services employees make available to its Bermuda, U.S. and United Kingdom. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services, intercompany allocation of expenses and quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2018	2017
	(in thousands)
Affiliated companies:
AG Services	$3,796	$2,682
AGL	346	431
Total	$4,142	$3,113

The following table summarizes the amounts due to affiliated companies under the expense sharing agreements, recorded as a component of other liabilities in the consolidated balance sheets.

Amounts Due To Affiliated Companies

	Year Ended December 31,
	2018	2017
	(in thousands)
Affiliated companies
AG Services	$2,443	$1,713
AGL	579	629
AGC	55	302
AG Re	20	45
AGM	1	—
Total	$3,098	$2,689

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate was recorded at its principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, AGUS, a subsidiary of AGL, borrowed $90 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc. a company that is now AGRO's affiliate Municipal Assurance Corp. Interest accrues on the unpaid principal amount of the loan at a rate of six-month London Interbank Offered Rate plus 3.00% per annum. During 2018 and 2017, AGUS repaid $10 million and $10 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest. In 2018 the parties agreed to extend the maturity date of the loan to November 2023. As of December 31, 2018, $50 million remained outstanding. The Company recognized $3 million and $3 million of interest income during the years ended December 31, 2018 and 2017, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for relevant balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2018			2017
	AGC	AGM and AGE (3)	AG Re	AGC	AGM and AGE	AG Re
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$37	$—	$11,195	78	(22)	12,479
DAC (1)	92	—	4,581	83	7	5,221
Liabilities:
Unearned premium reserve	343	—	15,269	441	22	17,403
Loss and LAE reserve	—	—	—	152	—	—
Other information:
Assumed par outstanding	95,098	—	376,000	96,059	10,054	376,000
_____________________

(1)	Represents assumed ceding commissions.

(2)	Included in other assets on the consolidated balance sheets.

(3)	Assured Guaranty (Europe) plc (AGE).

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2018			2017
	AGC	AGM and AGE	AG Re	AGC	AGM and AGE	AG Re
	(in thousands)
Revenues:
Net earned premiums	101	1	2,513	141	19	423
Expenses:
Loss and LAE	(150)	—	—	(115)	—	—
Amortization of DAC	18	—	754	22	11	127

Guaranty

AG Re provides an irrevocable guaranty to AGRO. Pursuant to the terms of the guaranty, upon demand by AGRO, to the extent AGRO is unable to satisfy any payment obligation, AG Re will make funds available to AGRO for the full payment of such payment obligation when it is due. AGRO has not made any demand to AG Re under this guaranty.

13.	Commitments and Contingencies

Leases

The Company's proportionate share of rent expense recognized in 2018 and 2017 was $146 thousand and $111 thousand, respectively.

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

14.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2018

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total AOCI
	(in thousands)
Balance, December 31, 2017	$9,435	$3	$9,438
Other comprehensive income (loss) before reclassifications	(7,422)	(27)	(7,449)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1,044)	—	(1,044)
Tax (provision) benefit	219	—	219
Total amount reclassified from AOCI, net of tax	(825)	—	(825)
Net current period other comprehensive income (loss)	(6,597)	(27)	(6,624)
Balance, December 31, 2018	$2,838	$(24)	$2,814

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no OTTI	Net Unrealized Gains (Losses) on Investments with OTTI	Total AOCI
	(in thousands)
Balance, December 31, 2016	$5,191	$9	$5,200
Reclassification of stranded tax effects (see Note 10)	1,448	—	1,448
Other comprehensive income (loss) before reclassifications	2,691	(13)	2,678
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(162)	(10)	(172)
Tax (provision) benefit	57	3	60
Total amount reclassified from AOCI, net of tax	(105)	(7)	(112)
Net current period other comprehensive income (loss)	2,796	(6)	2,790
Balance, December 31, 2017	$9,435	$3	$9,438

15.	Subsequent Events

Subsequent events have been considered through April 11, 2019, the date on which these financial statements were issued.